Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Norfolk Southern Corporation:

We consent to the incorporation by reference in registration statement numbers 33-52031, 333-71321, 333-205880 and 333-207640 on Form S-8 and 333-202023 on Form S-3 of Norfolk Southern Corporation of our reports dated February 6, 2017, with respect to the consolidated balance sheets of Norfolk Southern Corporation as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Norfolk Southern Corporation.

/s/KPMG LLP
KPMG LLP
Norfolk, Virginia
February 6, 2017